EXHIBIT 10.79

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter called “Agreement”) is made this 10th day of January, 2003, by and between Workflow Management, Inc. (hereinafter referred to as “Workflow”), and Steve R. Gibson (hereinafter referred to as “Consultant”)

RECITATIONS

A. Whereas Workflow desires to divest certain “non-core assets”; and

B. Consultant desires to perform services for Workflow on an independent consultant basis to assist in this divestiture of “non-core assets;” and

TERMS

NOW, THEREFORE, it is mutually agreed as follows:

1. Workflow hereby contracts with Consultant to assist in the sale of the following “non-core” assets: Universal Folding Box, Inc.; Workflow’s Flexible Packing Operations; and Premier Graphics, Inc. During the period January 9, 2003, to May 31, 2003, Consultant shall have the non-exclusive right to market and sell the “non-core assets”, subject at all times to Workflow’s approval of all material terms of such sales, which approval shall not be unreasonably withheld. In the event that one or all of the sales of the “non-core assets” are not completed by May 31, 2003, Consultant shall lose the right to market and sell the “non-core assets,” provided, however, that, irrespective of the fact that the sale of the “non-core assets” may not be exclusively the result of Consultant’s efforts, so long as Consultant is employing his best professional efforts to effect the sale of the “non-core assets”, he shall still be entitled to payment as set forth below for any “non-core assets” sale(s) that either a) closes during the period January

9, 2003 to May 31,2003 or b) closes after May 31, 2003, but which was subject to a signed contract and/or letter of intent as of May 31, 2003.

2. Consultant acknowledges and agrees that:

a) Consultant will use his best professional efforts to perform the contracted for services, and that in so doing, Consultant will be acting in pursuance of his own, independently established, profession. Further, Consultant expressly agrees that, in his capacity as Consultant, he shall not be an employee of Workflow nor shall he receive such benefits as are ordinarily provided by Workflow to its employees, such as, participation in its benefit, profit sharing or bonus plans.

b) Throughout the performance of the contract period, Consultant shall have the obligation to comply, on and for his own behalf, with such requirements as may be imposed by federal and state taxing authorities, and such other incidents of self-employment as may pertain, none of which shall be the responsibility of Workflow.

c) Consultant shall not be covered by worker’s compensation, unemployment compensation or any policy of insurance maintained by Workflow unless specifically named therein or provided in the Severance Agreement and Release between Employee and Workflow.

3. Workflow acknowledges and agrees that Consultant has been retained in reliance upon his particular skills, training and expertise and that throughout the performance of his duties pursuant to the Agreement, he shall be free from the direction and control of Workflow. Further, Consultant shall be free to determine the methods, means, and work schedule of his performance but shall, at all times, remain accountable for the proper and timely completion of his services as may be agreed herein. Consultant agrees, however, that he will report to Workflow on a weekly

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basis his prospects, leads and efforts to market and sell the “non-core assets”, including but not limited to any planned material expenses he intends to occur prior to his next weekly report.

4. Workflow and Consultant acknowledge and agree:

a) Independent Consultant understands and acknowledges that Workflow is not responsible for any liabilities incurred by Independent Consultant during the execution of his services for Workflow.

b) That in the performance of his duties, Consultant may incur certain costs incident to the performance of his duties under the Agreement and that such costs shall be deemed an expense of Consultant’s profession and payable by him unless reimbursement for such expense is agreed to in advance by Workflow and supported by proper expense reporting and documentation.

5. As compensation for his performance hereunder, for each “non-core asset” sale closed in accordance with this Agreement, Workflow shall pay to Consultant, at closing:

•	5% of the first $2 Million of gross cash price paid at closing;
•	4% of the third $1 Million;
•	3% of the fourth $1 Million;
•	2% of the fifth $1 Million; and
•	1% of any additional gross cash purchase price above $5 Million.

Consultant specifically acknowledges and agrees that he shall not be entitled to any compensation whatsoever for any non-cash consideration generated from the sale of the “non-core assets.”

6. The Consultant agrees that 70% of any gross fee earned by Consultant shall be retained by Workflow and applied at closing of such sale to any unpaid, outstanding balance on

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the September 1, 2000 “Second Amended and Restated Promissory Note” and the May 25, 2001 “Amendment and Restatement of Demand Promissory Note” (collectively the “Notes”), or any amendment or restatement of such Notes (i.e. the “New Note”), as of the date such fee becomes due and payable. Consultant further agrees that the remaining 30% of his gross fee shall be paid directly to Consultant. Workflow will issue a 1099 to Consultant for the gross amount of any fee earned pursuant to this Agreement. Should the balance due on the Notes (or New Note) reach $0, any remaining fee due will be paid 100% to Consultant.

7. It is expressly understood that Consultant shall be free to engage in other business and professional activities not competitive with the “non-core assets” sales during the performance of this Agreement but that at all times, Consultant shall devote whatever time and attention necessary to accomplish the sale(s) by May 31, 2003.

8. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future law, such clause or provision shall be severable and all other provisions shall remain in full force and effect.

9. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Florida.

10. This Agreement may be assigned by Workflow to any successor or assigns.

11. Nothing in this Agreement is intended to, or in fact does, release or otherwise alter Employee’s obligation to repay any remaining balance due under the Notes (or the New Note) or otherwise detract from Workflow’s remedies to collect on the Notes.

IN WITNESS WHEREOF, Workflow as caused this Agreement to be executed in its name and Consultant has hereunto set his hand.

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CONSULTANT

January 10, 2003 Date	/s/ Steve R. Gibson Steve R. Gibson

WORKFLOW MANAGEMENT, INC.

January 10, 2003 Date	By: /s/ Michael L. Schmickle Name: Michael L. Schmickle Title: Executive Vice President and Chief Financial Officer

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